Exhibit 99.1

Q2Earth Provides Update Letter to Shareholders on

Deal Pipeline, Funding Commitments and Team

Palm Beach, FL; April 3, 2018 - Q2Earth, Inc. (OTCQB: QPWR) sent the following letter to shareholders today, providing updates about its acquisitions in process, funding and new team members:

Dear Q2Earth Shareholders:

Happy Spring to all. Fiscal Q2 is shaping up to be an exciting time for Q2Earth and we wanted to provide you with updates of our progress as we continue to execute on our strategic plan.

●	We have signed two new Letters of Intent to acquire compost manufacturing companies in Texas and north Florida. We are finalizing definitive agreements with the Texas group, and expect to complete diligence on the Florida group in April. Collectively, these companies generated almost $10 million in revenue and over $1.5 million in EBITDA in 2017.

●	We are in discussions with two more companies, one an established composting business and the other a start-up with interesting processes and opportunities; and expect to sign Letters of Intent soon for the acquisition of and/or partnership with at least one of these companies. Overall, we believe we are establishing a robust deal pipeline for success.

●	With respect to ETS in Naples, Florida, we have decided to step back indefinitely due to differences in opinion on valuation and timing of close. We have provided them a new offer for acquisition based on actual 2017 results and leave the door open for further constructive discussions with the owners of ETS.

As we begin this process of acquiring and building compost manufacturing companies, we must be careful to utilize both cash and stock efficiently to limit dilution, avoid over-leveraging, and set expectations for future transactions. Valuations must match financial results and verifiable projections.

●	Funding remains the last hurdle to completing these acquisitions and providing capital improvements and working capital to grow Q2Earth effectively. In this respect, we have circled between $2.5 million and $3 million in equity-based financing led by our CEO and Chairman who has committed $1 million of personal funds, rounded out by current Board members and prior investors. This transaction is subject to final agreements and securing the balance of the required funds to complete the transactions in Houston and Florida.

We anticipate that we will need an additional $5 million in either debt or equity to complete the first two transactions and support operations. We are in discussions with several groups to provide these funds and believe we will receive commitments soon.

●	We continue to attract expertise and talent to Q2Earth, adding several strong advisors to the team in 2017. Among these are two of the co-founders of a leading renewables and environmental services company who built that firm from an OTC “shell” to Nasdaq to an $800 million private equity buy-out in just ten years. We see a very similar potential path for Q2Earth, and it is fantastic having two more team members who have successfully done it before. We will be working to bring these advisors into the company on a full-time basis.

●	Our 10-K will be filed soon, as we are in the last steps of audit review. You will notice in that filing that we have significantly cleaned up our balance sheet, reducing current liabilities by almost $1.5 million since the beginning of 2017 which greatly helps our ability to raise funding.

Over the past year we have visited many compost facilities, spoken to dozens of owners, and learned a great deal about the industry and what makes a successful compost manufacturing business. We are as bullish as ever of the opportunities ahead and our strategic path forward.

We appreciate the support and patience all our shareholders have provided over the last year and, for some, longer. We believe 2018 will start bearing fruit from the seeds planted in 2017.

Best regards,

Kevin Bolin

Chairman and CEO

About Q2Earth: Q2Earth is executing its plan to become a leading manufacturer of compost and engineered soils from recycled waste for the agriculture, horticulture, construction and infrastructure sectors. Through a plan of acquisitions, strategic alliances, and organic growth focused on creating and marketing quality beneficial reuse end products, Q2Earth seeks to build the preeminent compost and soil company in North America, with international growth opportunities.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the level of demand and market acceptance of our products, and changes in our business strategies.

Contact

Jeremy Roe, Managing Partner

Integra Consulting Group, LLC

Jeremy@integracg.net

925-262-8305